UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

           Information to be included in Statements filed pursuant to
               Rules 13d-1(b), (c), and (d) and Amendments thereto
                         filed pursuant to Rule 13d-2(b)

                                (Amendment No. 1)


                        INTERVEST BANCSHARES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   460927-10-6
                                 --------------
                                 (CUSIP Number)

             ------------------------------------------------------
             (Date of Event which requires filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                            |_|      Rule 13d-1(b)
                            |_|      Rule 13d-1(c)
                            |X|      Rule 13d-1(d)

CUSIP No.       460927-10-6






      1       NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       Lowell Dansker
              ------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                             (a)     |_|
                                             (b)     |_|
      3       SEC USE ONLY


      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States

                              5     SOLE VOTING POWER
        NUMBER OF
         SHARES                     545,000
      BENEFICIALLY
        OWNED BY              6     SHARED VOTING POWER
          EACH
        REPORTING                   0
         PERSON
          WITH                7     SOLE DISPOSITIVE POWER

                                    545,000

                              8     SHARED DISPOSITIVE POWER

                                    0

      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            545,000

     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                |_|

     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            23.91%

     12     TYPE OF REPORTING PERSON

            IN

Item 1(a).      Name of Issuer:

                Intervest Bancshares Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

                10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903

Item 2(a).      Name of Person Filing:

                Lowell Dansker

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903

Item 2(c).      Citizenship:

                United States

Item 2(d).      Title of Class of Securities:

                Class A Common Stock, $1.00  par value

Item 2(e).      CUSIP Number:

                460927-10-6

Item 3. If this  statement is filed pursuant to Rules  13d-1(b),  or 13d-2(b) or
(c), check whether the person filing is a:

   (a)      |_| Broker or dealer  registered  under  Section 15 of the  Exchange
            Act;

   (b)      |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

   (c)      |_| Insurance Company as defined in Section 3(a)(19) of the Exchange
            Act;

   (d) |_| Investment Company registered under Section 8 of the Investment Company Act;

   (e)      |_|   Investment   Adviser   registered  in  accordance   with  Rule
            13d-1(b)(1)(ii)(E);

   (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g) |_| Parent Holding Company or control person in accordance with Rule 13-d-1(b)(1)(ii)(G);

   (h) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

   (j)      |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.
         (a)      Amount beneficially owned:
                  545,000
                  --------------------------------------------------------------

         (b)      Percent of class:
                  23.91%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:
         (i)      Sole power to vote or to direct the vote  545,000
                  --------------------------------------------------------------

         (ii)     Shared power to vote or to direct the vote  0
                  --------------------------------------------------------------

         (iii)    Sole power to dispose or to direct the disposition of  545,000
                  --------------------------------------------------------------

         (iv)     Shared power to dispose or to direct the disposition of  0
                  --------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 12, 1999
                                            ---------------------
                                                   (Date)


                                            /s/ Lowell S. Dansker
                                            ---------------------
                                                 (Signature)


                                              Lowell S. Dansker
                                            ---------------------
                                                    (Name)


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